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Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS REPORTS
FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS FOR 2003

San Antonio, Texas, February 2, 2004—Kinetic Concepts, Inc. ("KCI") today reported fourth quarter 2003 net revenue of $215.9 million, an increase of 31% from the fourth quarter of 2002, and full-year 2003 net revenue of $763.8 million, an increase of 32% over the prior year. Excluding the effect of foreign currency exchange, net revenue for the quarter and year ended December 2003 increased 26% and 27%, respectively, over the prior year.

KCI reported fourth quarter 2003 net earnings of $68.0 million. Net earnings for the fourth quarter of the prior year were $121.0 million. For the year, KCI reported net earnings of $69.6 million and $150.2 million for the prior year. During the fourth quarters of 2002 and 2003, the Company recorded pretax gains of $173.3 million and $75.0 million, respectively, from an anti-trust settlement. The settlement added $106.4 million and $46.9 million to 2002 and 2003 net income, respectively. Also, during the third quarter of 2003, KCI completed a leveraged recapitalization, which resulted in recapitalization expenses totaling $86.4 million on a pretax basis and $54.0 million, net of income taxes. Excluding recapitalization expenses and the proceeds from the anti-trust settlement, net earnings for the fourth quarter of 2003 would have been $21.2 million, a 45% increase over the prior year. Also, excluding recapitalization expenses and the proceeds from the anti-trust settlement, net earnings for 2003 would have been $76.8 million, a 75% increase over the prior year.

Recapitalization expenses consisted primarily of compensation expense associated with the purchase of vested stock options of $67.5 million, a call premium and consent fee associated with the early redemption of 9 5/8% senior subordinated notes due 2007 of $11.1 million, the write-off of unamortized loan issuance costs associated with the retired debt of $5.2 million and miscellaneous fees and expenses of approximately $2.6 million.

Diluted earnings per share for the fourth quarter of 2003 were $1.03 compared to $1.56 in the prior-year period. Excluding recapitalization expenses and the proceeds from the anti-trust settlement, diluted earnings per share would have been $0.32 and $0.19 per share for the fourth quarter of 2003 and 2002, respectively. For 2003, diluted earnings per share were $0.93 compared to $1.93 for the prior year. Excluding recapitalization expenses and the proceeds from the anti-trust settlement, diluted earnings per share for the full year of 2003 would have been $1.04, an increase of 86% from the prior year.

Revenue Recap—Q4 2003

Revenue for the fourth quarter of 2003 was $215.9 million, an increase of 31% from the prior-year period. Domestic revenue for the period was $163.0 million, a 28% increase from the fourth quarter of 2002 due directly to increased rental and sales volumes for V.A.C. wound healing devices and related disposables. International revenue of $52.9 million increased 42% compared to the prior-year period. Excluding the effects of foreign currency exchange, international revenue increased 21% from the 2002 fourth quarter.

V.A.C. revenue was $142.5 million for the fourth quarter of 2003, an increase of 48% from the prior-year period. Domestic fourth quarter V.A.C. revenue of $117.2 million increased 43% compared to the prior year. International fourth quarter V.A.C. revenue of approximately $25.3 million increased 82% from the prior-year period. Excluding the effects of foreign currency exchange, international fourth quarter V.A.C. revenue increased 56% from the prior-year period. The growth in V.A.C. revenue stems from volume increases driven by our continued focus on marketing and selling efforts, which are raising customer awareness.

Surfaces revenue was $73.4 million for the fourth quarter of 2003, an increase of 7% from the prior-year period due primarily to growth in international markets. International surface revenue for the fourth quarter was $27.6 million, an increase of 18% from a year ago. Domestic surface revenue for the fourth quarter of 2003 was approximately $45.8 million, an increase of 1% from the prior-year period.

Revenue Recap—Year Ended 2003

Revenue for 2003 was $763.8 million, an increase of 32% from the prior year. Domestic revenue for 2003 was $579.9 million, a 29% increase from 2002 due directly to increased rental and sales volumes for V.A.C. wound healing devices and related disposables. International revenue of $184.0 million increased 40% compared to 2002. Excluding the effects of foreign currency exchange, international revenue increased 21% from the prior year.

V.A.C. revenue was $481.8 million for 2003, an increase of 54% from the prior year. Domestic V.A.C. revenue for 2003 of $399.9 million increased 49% compared to the prior year due primarily to increased rental and sales volumes. International V.A.C. revenue for 2003 of approximately $81.9 million increased 85% from the prior year due primarily to increased rental and sales volumes in all markets. Excluding the effects of foreign currency exchange, 2003 international V.A.C. revenue increased 60% from the prior year.

Surfaces revenue was $282.0 million for 2003, an increase of 6% from the prior year due to growth in international markets. International surface revenue for 2003 was $102.0 million, an increase of 17% from a year ago. Domestic surface revenue for 2003 was approximately $180.0 million, which was substantially unchanged from the prior year.

Liquidity

As of December 31, 2003, we had outstanding $688.2 million of total debt (long-term debt, capital lease obligations and our liability associated with interest rate swaps). Total cash at December 31, 2003 was $156.1 million, and includes cash proceeds from the anti-trust settlement of $75.0 million. The revolving credit facility was undrawn. Borrowing availability under the revolving credit facility at December 31, 2003 was $88.7 million, net of $11.3 million in outstanding letters of credit. Operating cash flow for 2003 was $280.2 million compared to $76.3 million in the prior year, including the effects of the anti-trust settlement and recapitalization. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2003 was $208.2 million, compared to $321.8 million in the prior year, including the effects of the anti-trust settlement proceeds and recapitalization.

Third Quarter 2003 Recapitalization

On August 11, 2003, KCI issued and sold an aggregate of $205.0 million principal amount of our 7 3/8% Senior Subordinated Notes due 2013. Concurrently with the issuance and sale of the notes, KCI entered into a new senior credit facility, consisting of a $480.0 million seven-year term loan facility and an undrawn $100.0 million six-year revolving credit facility. In addition, KCI issued and sold $263.8 million of our Series A Convertible Participating Preferred Stock. Proceeds from these activities, along with approximately $53.4 million of cash on hand were used for the following purposes:

  -
  to repay $208.2 million due under a previously existing senior credit facility;

  -
  to redeem $200.0 million of 9 5/8% Senior Subordinated Notes due 2007;

  -
  to purchase for cash approximately $589.0 million of outstanding common stock and vested stock options at a purchase price of $17.00 per share; and

  -
  to pay fees and expenses associated with the recapitalization.

Earnings Release Conference Call

Because we are in a quiet period due to the recent filing of a Form S-1 Registration Statement with the Securities and Exchange Commission, we will not have our regularly scheduled earnings call discussing this release.

Kinetic Concepts, Inc. is a global medical device company with leadership positions in (a) advanced wound care and (b) therapeutic surfaces that treat and prevent complications resulting from patient immobility. We design, manufacture, market and service a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall costs of patient care by promoting the healing process or preventing complications. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

This press release contains forward-looking statements including, but not limited to, our management's ability to produce consistent operating improvements. The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties which could cause us to fail to achieve our current financial projections, such as a change in the demand for the V.A.C. resulting from increased competition or a change in payer reimbursement policies. Certain risk factors that may impact the forward-looking statements set forth herein are detailed from time-to-time in the Company's Securities and Exchange Commission filings.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Earnings (Loss)(1)
(in thousands, except per share data)
(unaudited)

	Year Ended December 31,
	2003	2003 Anti-trust Settlement	2003 Recapitalization	2003 Excluding Recapitalization & Anti-trust Settlement	2002	2002 Anti-trust Settlement	2002 Excluding Anti-trust Settlement	% Change
Revenue:
Rental and service	$582,801	$—	$—	$582,801	$453,061	$—	$453,061	29%
Sales and other	181,035	—	—	181,035	127,371	—	127,371	42%

Total revenue	763,836	—	—	763,836	580,432	—	580,432	32%

Rental expenses	356,075	—	—	356,075	276,476	—	276,476	29%
Cost of goods sold	64,118	—	—	64,118	51,824	—	51,824	24%

Gross profit	343,643	—	—	343,643	252,132	—	252,132	36%
Selling, general and administrative expenses	193,658	—	—	193,658	142,713	—	142,713	36%
Recapitalization expenses	70,085	—	70,085	—	—	—	—	nm
Unusual item-litigation settlement	(75,000)	(75,000)	—	—	(173,250)	(173,250)	—	nm

Operating earnings (loss)	154,900	75,000	(70,085)	149,985	282,669	173,250	109,419	37%
Interest income	1,065	—	—	1,065	496	—	496	115%
Interest expense	(52,098)	—	(16,302)	(35,796)	(40,943)	—	(40,943)	13%
Foreign currency gain	7,566	—	—	7,566	3,935	—	3,935	92%

Earnings (loss) before income taxes	111,433	75,000	(86,387)	122,820	246,157	173,250	72,907	68%
Income taxes (benefit)	41,787	28,125	(32,395)	46,057	96,001	66,838	29,163	58%

Net earnings (loss)	$69,646	$46,875	$(53,992)	$76,763	$150,156	$106,412	$43,744	75%

Less: Preferred stock dividends	(9,496)	—	—	(9,496)	—	—	—	nm

Net earnings (loss) to common shareholders	$60,150	$46,875	$(53,992)	$67,267	$150,156	$106,412	$43,744	54%

Basic earnings (loss) per common share	$1.03			$1.15	$2.12		$0.62	85%

Diluted earnings (loss) per common share	$0.93			$1.04	$1.93		$0.56	86%

Average common shares:
Basic (weighted average outstanding shares)	58,599			58,599	70,927		70,927

Diluted (weighted average outstanding shares) (2)	64,493			64,493	77,662		77,662

(1)
Throughout this press release, we have presented income statement items on an adjusted basis to exclude the impact of (a) the litigation settlement gains recognized in the fourth quarters of 2002 and 2003 and (b) the recapitalization completed in the third quarter of 2003. These adjusted non-GAAP financial measures do not replace the presentation of our GAAP financial results. We have provided this supplemental non-GAAP information to provide meaningful information regarding our results on a consistent and comparable basis for the periods presented. Management uses this non-GAAP financial information for reviewing the operating results of its business segments and for analyzing potential future business trends in connection with its budget process. In addition, we believe investors use the information to evaluate period-to-period results and to understand potential future operating results. A reconciliation of our GAAP income statement for the periods presented to the non-GAAP financial information provided is included herein.

(2)
Due to their antidilutive effect, 7,522 dilutive potential common shares from preferred stock conversion have been excluded from the diluted weighted average shares calculations for 2003.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Earnings (Loss)(1)
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,
	2003	2003 Anti-trust Settlement	2003 Recapitalization	2003 Excluding Recapitalization & Anti-trust Settlement	2002	2002 Anti-trust Settlement	2002 Excluding Anti-trust Settlement	% Change
Revenue:
Rental and service	$161,346	$—	$—	$161,346	$128,000	$—	$128,000	26%
Sales and other	54,568	—	—	54,568	36,657	—	36,657	49%

Total revenue	215,914	—	—	215,914	164,657	—	164,657	31%

Rental expenses	96,267	—	—	96,267	77,150	—	77,150	25%
Cost of goods sold	17,708	—	—	17,708	15,192	—	15,192	17%

Gross profit	101,939	—	—	101,939	72,315	—	72,315	41%
Selling, general and administrative expenses	59,562	—	—	59,562	39,996		39,996	49%
Recapitalization expenses	130	—	130	—	—	—	—	nm
Unusual item-litigation settlement	(75,000)	(75,000)	—	—	(173,250)	(173,250)	—	nm

Operating earnings (loss)	117,247	75,000	(130)	42,377	205,569	173,250	32,319	31%
Interest income	132	—	—	132	218	—	218	(39)%
Interest expense	(10,536)	—	—	(10,536)	(10,066)	—	(10,066)	(5)%
Foreign currency gain	1,883	—	—	1,883	1,882	—	1,882	nm

Earnings (loss) before income taxes	108,726	75,000	(130)	33,856	197,603	173,250	24,353	39%
Income taxes (benefit)	40,772	28,125	(49)	12,696	76,579	66,838	9,741	30%

Net earnings (loss)	$67,954	$46,875	$(81)	$21,160	$121,024	$106,412	$14,612	45%

Less: Preferred stock dividends	(6,069)	—	—	(6,069)	—	—	—	nm

Net earnings (loss) to common shareholders	$61,885	$46,875	$(81)	$15,091	$121,024	$106,412	$14,612	3%

Basic earnings per common share	$1.50			$0.37	$1.71		$0.21	76%

Diluted earnings per common share	$1.03			$0.32	$1.56		$0.19	68%

Average common shares:
Basic (weighted average outstanding shares)	41,203			41,203	70,928		70,928

Diluted (weighted average outstanding shares)	65,842			65,842	77,664		77,664

(1)
Throughout this press release, we have presented income statement items on an adjusted basis to exclude the impact of (a) the litigation settlement gains recognized in the fourth quarters of 2002 and 2003 and (b) the recapitalization completed in the third quarter of 2003. These adjusted non-GAAP financial measures do not replace the presentation of our GAAP financial results. We have provided this supplemental non-GAAP information to provide meaningful information regarding our results on a consistent and comparable basis for the periods presented. Management uses this non-GAAP financial information for reviewing the operating results of its business segments and for analyzing potential future business trends in connection with its budget process. In addition, we believe investors use the information to evaluate period-to-period results and to understand potential future operating results. A reconciliation of our GAAP income statement for the periods presented to the non-GAAP financial information provided is included herein.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$156,064	$54,485
Accounts receivable, net	199,938	152,896
Accounts receivable—other	—	175,000
Inventories, net	32,253	37,934
Prepaid expenses and other current assets	11,811	9,760

Total current assets	400,066	430,075

Net property, plant and equipment	145,208	105,549
Goodwill	48,797	46,357
Other assets, net	48,276	36,078

	$642,347	$618,059

Liabilities and Shareholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$147,038	$72,712
Current installments of long-term obligations	4,800	30,550
Income taxes payable	39,403	14,615
Income taxes payable—other	—	66,838
Other current liabilities	3,978	1,498

Total current liabilities	195,219	186,213

Long-term debt, net of current installments	678,100	491,300
Other liabilities	14,563	20,982

	887,882	698,495
Preferred stock	261,719	—
Shareholders' deficit	(507,254)	(80,436)

	$642,347	$618,059

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year ended December 31,
	2003	2002
Cash flows from operating activities:
Net earnings	$69,646	$150,156
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	43,287	33,404
Amortization	3,606	3,594
Provision for uncollectible accounts receivable	6,702	7,623
Amortization of deferred gain on sale of headquarters facility	(841)	(426)
Write-off of deferred loan issuance costs	5,233	—
Non-cash accrual of recapitalization expenses	7,131	—
Non-cash amortization of stock award to directors	185	—
Non-cash gain on litigation settlement	—	(173,250)
Change in assets and liabilities net of effects from purchase of subsidiaries and recapitalization expenses	145,257	55,153

Net cash provided by operating activities	280,206	76,254

Cash flows from investing activities:
Additions to property, plant and equipment	(76,276)	(54,546)
Decrease (increase) in inventory to be converted into equipment for short-term rental	2,100	(300)
Dispositions of property, plant and equipment	3,575	1,703
Proceeds from sale of headquarters facility	—	18,232
Business acquisitions, net of cash acquired	(2,224)	(3,596)
Increase in other assets	(328)	(520)

Net cash used by investing activities	(73,153)	(39,027)

Cash flows from financing activities:
Proceeds from (repayment of) notes payable, long term, capital lease and other obligations	(114,649)	16,091
Proceeds from exercise of stock options	1,725	9
Recapitalization:
Payoff of long term debt and bonds	(408,226)	—
Proceeds from issuance of new debt and bonds	685,000	—
Proceeds from issuance of preferred stock, net	258,017	—
Purchase of common stock	(509,597)	—
Debt and preferred stock issuance costs	(20,729)	—

Net cash provided (used) by financing activities	(108,459)	16,100

Effect of exchange rate changes on cash and cash equivalents	2,985	959

Net increase in cash and cash equivalents	101,579	54,286
Cash and cash equivalents, beginning of year	54,485	199

Cash and cash equivalents, end of year	$156,064	$54,485

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation of EBITDA to Cash Flows from Operations(1)
(in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Net earnings	$67,954	$121,024	$69,646	$150,156
Income tax expense	40,772	76,579	41,787	96,001
Interest expense(2)	10,536	10,066	52,098	40,943
Depreciation	11,059	9,228	43,287	33,404
Amortization(3)	870	132	1,349	1,278

EBITDA(4)	131,191	217,029	208,167	321,782
Provision for uncollectible accounts receivable	1,570	677	6,702	7,623
Amortization of deferred gain on sale of headquarters facility	(59)	(255)	(841)	(426)
Write-off of deferred loan issuance costs	—	—	5,233	—
Non-cash accrual—recapitalization expenses	(1,776)	—	7,131	—
Non-cash amortization—stock award to directors	93	—	185	—
Non-cash gain on litigation settlement	—	(173,250)	—	(173,250)
Amortization of loan issuance costs	473	579	2,257	2,316
Income tax expense	(40,772)	(76,579)	(41,787)	(96,001)
Interest expense(2)	(10,536)	(10,066)	(52,098)	(40,943)
Change in assets and liabilities net of effects from purchase of subsidiaries and recapitalization expenses	47,005	65,274	145,257	55,153

Net cash provided by operating activities	$127,189	$23,409	$280,206	$76,254

(1)
We use earnings before interest, taxes, depreciation and amortization ("EBITDA") as a measure of leverage capacity and debt service ability. We consider EBITDA to be a key liquidity measure but it should not be considered as a measure of financial performance under GAAP or as an acceptable alternative to GAAP cash flows from operating activities, net income or operating income. Management uses this non-GAAP financial information to measure liquidity and we believe investors use the information for the same purpose. We have provided this supplemental non-GAAP information to demonstrate meaningful information regarding our liquidity on a consistent and comparable basis for the periods presented. Our definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies and is not the same as that term is used under our new senior credit agreement.

(2)
Amounts for 2003 include an aggregate of $16,302 in expense for the redemption premium and consent fee paid in connection with the redemption of our 9 5/8% Senior Subordinated Notes due 2007 combined with the write off of unamortized loan issuance costs associated with the previous senior credit facility.

(3)
Net of amortization of loan issuance costs, which is included in interest expense.

(4)
2003 includes recapitalization expenses of $70.1 million.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REVENUE DATA
(Unaudited)
(in thousands)

	Three months ended December 31,			Year ended December 31,
	2003	2002	% Change	2003	2002	% Change
Domestic V.A.C. Revenue	$117,203	$82,117	43%	$399,854	$269,158	49%
International V.A.C. Revenue	25,318	13,882	82%	81,946	44,256	85%

Total V.A.C.	142,521	95,999	48%	481,800	313,414	54%
Domestic Surfaces/Other	45,779	45,185	1%	180,028	180,033	nm
International Surfaces/Other	27,614	23,473	18%	102,008	86,985	17%

Total Surfaces/Other	73,393	68,658	7%	282,036	267,018	6%

Grand Total V.A.C./Surfaces	$215,914	$164,657	31%	$763,836	$580,432	32%

Domestic Rentals	$126,789	$103,612	22%	$461,122	$366,511	26%
Domestic Sales	36,193	23,690	53%	118,760	82,680	44%

Total Domestic	$162,982	$127,302	28%	$579,882	$449,191	29%

International Rentals	$34,557	$24,388	42%	$121,679	$86,550	41%
International Sales	18,375	12,967	42%	62,275	44,691	39%

Total International	$52,932	$37,355	42%	$183,954	$131,241	40%

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  Exhibit 99.1
KINETIC CONCEPTS REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS FOR 2003
KINETIC CONCEPTS, INC. AND SUBSIDIARIES Condensed Consolidated Statement of Earnings (Loss)(1) (in thousands, except per share data) (unaudited)
KINETIC CONCEPTS, INC. AND SUBSIDIARIES Condensed Consolidated Statement of Earnings (Loss)(1) (in thousands, except per share data) (unaudited)
KINETIC CONCEPTS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (in thousands)
KINETIC CONCEPTS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)
KINETIC CONCEPTS, INC. AND SUBSIDIARIES Reconciliation of EBITDA to Cash Flows from Operations(1) (in thousands) (unaudited)
KINETIC CONCEPTS, INC. AND SUBSIDIARIES SUPPLEMENTAL REVENUE DATA (Unaudited) (in thousands)